Exhibit 3.125

CERTIFICATE OF INCORPORATION

OF

SAGUARO ROAD RECORDS, INC.

The undersigned, for the purpose of organizing a corporation under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:                    The name of the corporation (hereinafter called the “Corporation”) is Saguaro Road Records, Inc.

SECOND:               The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000).  The par value of each of such shares is One Dollar ($1.00).  All such shares are of one class and are shares of Common Stock.

FIFTH:                   The name and the mailing address of the incorporator are follows:

NAME	MAILING ADDRESS

Lisa M. Spivack	The Reader’s Digest Association, Inc. Pleasantville, New York 10570

SIXTH:                   The Corporation is to have perpetual existence.

SEVENTH:             The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation.  Other provisions permitted by the laws of the State of Delaware at the time in force maybe added or inserted, in the manner now or thereafter prescribed by law.  All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or hereafter amended are granted subject to the right reserved in this Article.

EIGHTH:                The person liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.  Neither the amendment nor repeal of this paragraph EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent herewith shall eliminate or reduce the effect of this paragraph EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:                  The Corporation shall indemnify each officer and director and his heirs, successors and administrators) to the fullest extent permitted by the Delaware Code, subject to any limitations set forth in the By-Laws.

TENTH:                 Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:          In furtherance and not in limitation of the powers conferred by, and subject to the provisions of, the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized at any time to adopt, alter or repeal the By-Laws of the Corporation.

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 16th day of December 2008.

/s/ Lisa M. Spivack
Lisa M. Spivack